Exhibit 10.1
Cancellation of Restricted Stock Unit

This letter agreement (this “Agreement”) is made as of December 21, 2023 by and between Ian Siegel (“you”) and ZipRecruiter, Inc., a Delaware corporation (the “Company”).

On April 19, 2021, the Company’s Board of Directors approved the grant to you of an award of 1,398,000 restricted stock units under the Company’s 2014 Equity Incentive Plan (the “RSUs”). As of the date hereof, none of the performance milestones set forth in the RSU award agreement have been met so that the RSUs are currently unvested.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you agree to relinquish the RSUs and therefore the RSUs are hereby immediately cancelled in their entirety effective as of the date that you sign this Agreement. You acknowledge that you have no rights or entitlements with respect to any proposed equity award from the Company. You waive any and all other rights you may have had, now have or may ever have with respect to the RSUs, including any economic value under the RSUs, as of the date that you sign this Agreement.

You acknowledge and affirm that you have voluntarily requested that the RSUs be cancelled and that you are neither entitled to any value, nor expect any value, in consideration for your relinquishment of the RSUs. You represent to the Company that you have not sold, assigned, transferred, or otherwise disposed of the RSUs or any shares subject thereto, or any interest therein. This Agreement constitutes your valid and legally binding obligation, enforceable in accordance with its terms. This Agreement shall be governed by the laws of the State of California.

If this Agreement is acceptable to you, please sign this Agreement and return the signed document to the Company.

READ, UNDERSTOOD AND AGREED:

Signature:     /s/ Ian Siegel
Ian Siegel

Date:

12/21/2023

Acknowledged:

ZipRecruiter, Inc.

By: /s/ David Travers

Name: David Travers
Title: President